BNY MELLON ETF TRUST II

CERTIFICATE OF DESIGNATION RENAMING BNY MELLON POWER INFRASTRUCTURE ETF

At a meeting duly called and held on February 24, 2026, at which a quorum was present and acting throughout, the Board of Trustees of BNY Mellon ETF Trust II (the “Trust”), pursuant to Article IV of the Declaration of Trust of the Trust, authorized and established the BNY Mellon Power and Innovation ETF (the “Fund”), a new series of the Trust. At the same meeting, the Board authorized the officers of the Trust to change the name of the Fund, as necessary. Pursuant to such authorization, on July 2, 2026, the Fund’s name was changed to BNY Power Infrastructure ETF, and on July 13, 2026, the Fund’s name was changed to BNY Mellon Power Infrastructure ETF. The undersigned, a Vice President of the Trust, hereby certifies that on August 25, 2026, the Board, via written consent, changed the name of the Fund as follows:

Old Name of Series	New Name of Series
BNY Mellon Power Infrastructure ETF	BNY Mellon Power Ecosystem ETF

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Designation this 3rd day of September, 2026.

BNY MELLON ETF TRUST II

By: /s/Deirdre Cunnane

Name: Deirdre Cunnane

Title:   Vice President

STATE OF NEW YORK )

)       ss:

COUNTY OF NEW YORK )

On this 3rd day of September, 2026 before me personally came Deirdre Cunnane, to me personally known, who, being by me duly sworn, did say that she is a Vice President of the above-referenced Trust and who duly acknowledged to me that she had executed the foregoing instrument as her free act and deed on behalf of the Trust.

/s/Sarah S. Kelleher

Notary Public